EXHIBIT 99.1

State Auto Financial Elects New Board Member
COLUMBUS, OHIO - June 27, 2017 - Sisi Pouraghabagher has been elected to the board of directors of State Auto Financial Corporation (NASDAQ:STFC).
Pouraghabagher is currently a member of the faculty and executive partner at California Polytechnic State University's Orfalea College of Business. Since commencing her tenure in 2015, she has received the College of Business Distinguished Faculty of the Year Award, the Outstanding Accounting Faculty Award, the Ernst & Young Outstanding Educator Award, and the Deloitte Outstanding Educator Award. She most recently served as chief administrative officer of QBE Insurance for North America, and prior to that as chief operations officer and chief financial officer with Balboa Insurance under Bank of America and Countrywide ownership. Pouraghabagher has also served as vice president, finance and administration with Xavor Corporation, and chief financial officer of Wellspring Solutions. Pouraghabagher started her career at Deloitte as a public accountant, and has held her Certified Public Accountant license since 1997.
"Sisi brings to our board a broad range of knowledge in managing the financial performance of a wide range of businesses and leading successful, large-scale business transformation, " said STFC Chairman, President and CEO Mike LaRocco. "Her career has spanned insurance and technology, from public multi-billion dollar global corporations to private technology companies to higher education. Sisi is well suited to help us continue State Auto's transformation into a company that grows profitably, competes and wins."
Pouraghabagher, 46, fills the Class II seat vacated by David J. D'Antoni, who left the board following the expiration of his term earlier this year.
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

State Auto Financial Corporation

Investor contact:
Tara Shull, 614-917-4478
Tara.Shull@StateAuto.com
or
Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com